SCHLUMBERGER LIMITED POWER OF ATTORNEY


       The undersigned, in his capacity as a director or officer, or both, of Schlumberger Limited, a Cura?ao corporation (the ?Company?), does hereby appoint each of Grace Holmes, Saul Laureles and Matthew Rinegar, or either any of them acting singly, his true and lawful attorney-in-fact with full power of substitution, to (a) prepare, execute in the undersigned?s name and on the undersigned?s behalf, and submit to the U.S. Securities and Exchange
Commission (the ?SEC?) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes, passwords and passphrases enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the ?Exchange Act?), or any rule or regulation of the SEC; and (b) execute for and on behalf of the undersigned, in the undersigned?s capacity as a director or officer, or both, of the Company, Forms 3, 4 and 5 in accordance with Section 16 of the Exchange Act, as well as Forms 144, and complete and execute any amendment or amendments thereto, and to file the same or cause the same to be filed with the SEC.


       This Power of Attorney supersedes any and all prior and existing powers of attorney signed by the undersigned with respect to the subject matter hereof, and shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with respect to the undersigned?s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.



March 3, 2017

/s/ Olivier Le Peuch

Olivier Le Peuch